Exhibit 99.1

BRESNAN BROADBAND HOLDINGS, LLC AND SUBSIDIARIES
(an indirect wholly-owned subsidiary of Cablevision Systems Corporation)

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Independent Auditors' Report
The Member
Bresnan Broadband Holdings, LLC,:
We have audited the accompanying consolidated financial statements of Bresnan Broadband Holdings, LLC and subsidiaries (an indirect wholly-owned subsidiary of Cablevision Systems Corporation), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, member's capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Bresnan Broadband Holdings, LLC and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Melville, NY
February 28, 2013

BRESNAN BROADBAND HOLDINGS, LLC AND SUBSIDIARIES
(an indirect wholly-owned subsidiary of Cablevision Systems Corporation)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2012 and 2011
(Dollars in thousands)

	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$31,670	$22,516
Accounts receivable, trade (less allowance for doubtful accounts of $422 and $632)	9,951	8,854
Prepaid expenses and other current assets	4,535	4,333
Total current assets	46,156	35,703
Property, plant and equipment, net of accumulated depreciation of $248,040 and $125,203	418,884	478,495
Other assets	294	106
Customer relationships, net of accumulated amortization of $81,434 and $44,088	129,916	167,262
Other amortizable intangibles, net of accumulated amortization of $596 and $295	1,388	1,625
Indefinite-lived cable television franchises	508,380	508,380
Indefinite-lived FCC licenses	4,232	4,232
Goodwill	167,736	167,736
Deferred financing costs, net of accumulated amortization of $6,764 and $3,395	19,771	23,140
	$1,296,757	$1,386,679

LIABILITIES AND MEMBER'S CAPITAL

Current Liabilities:
Accounts payable	$29,952	$44,526
Accrued liabilities:
Franchise costs	4,458	4,077
Interest	929	7,748
Employee related costs	4,371	5,413
Other accrued expenses	11,603	11,145
Accounts payable to affiliates, net	942	9,470
Deferred revenue	5,255	4,786
Credit facility debt	7,650	7,650
Total current liabilities	65,160	94,815
Other liabilities	4,408	1,992
Deferred tax liability	68,426	55,474
Credit facility debt	736,455	743,084
Senior notes	250,000	250,000
Total liabilities	1,124,449	1,145,365

Commitments and contingencies

Member's capital	172,308	241,314
	$1,296,757	$1,386,679

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC AND SUBSIDIARIES
(an indirect wholly-owned subsidiary of Cablevision Systems Corporation)
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2012 and 2011
(Dollars in thousands)

	2012	2011
Revenues, net	$508,712	$471,655
Operating expenses:
Technical and operating (excluding depreciation and amortization shown below and including net charges from affiliates of $106,232 and $100,526)	248,749	240,926
Selling, general and administrative (including charges from affiliates of $10,849 and $7,799)	92,476	86,207
Depreciation and amortization	166,176	163,301
	507,401	490,434
Operating income (loss)	1,311	(18,779)

Other income (expense):
Interest expense	(59,640)	(59,784)
Interest income	43	45
	(59,597)	(59,739)
Loss before income taxes	(58,286)	(78,518)
Income tax benefit	19,295	28,905
Net loss	$(38,991)	$(49,613)

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC AND SUBSIDIARIES
(an indirect wholly-owned subsidiary of Cablevision Systems Corporation)
CONSOLIDATED STATEMENTS OF MEMBER'S CAPITAL
YEARS ENDED DECEMBER 31, 2012 AND 2011
(Dollars in thousands)

Balance as of December 31, 2010	$345,095

Non-cash capital contributions related to Cablevision equity classified share-based payment awards	1,110
Non-cash deemed capital distribution resulting from current income tax benefit	(55,278)
Net loss	(49,613)
Balance as of December 31, 2011	241,314

Non-cash capital contributions related to Cablevision equity classified share-based payment awards	2,232
Non-cash deemed capital distribution resulting from current income tax benefit	(32,247)
Net loss	(38,991)
Balance as of December 31, 2012	$172,308

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC AND SUBSIDIARIES
(an indirect wholly-owned subsidiary of Cablevision Systems Corporation)
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2012 and 2011
(Dollars in thousands)

	2012	2011
Cash flows from operating activities:
Net loss	$(38,991)	$(49,613)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	166,176	163,301
Amortization of deferred financing costs and discounts on indebtedness	4,390	4,224
Share-based compensation expense allocations related to Cablevision equity classified awards	2,230	1,110
Deferred income tax expense	12,952	26,373
Deemed capital distribution resulting from current income tax benefit	(32,247)	(55,278)
Provision for doubtful accounts	4,145	3,660
Changes in assets and liabilities:
Accounts receivable	(5,242)	(6,044)
Prepaid expenses and other assets	(390)	(709)
Accounts payable to affiliates, net	(8,528)	(10,965)
Accounts payable and other liabilities	(5,875)	21,967
Net cash provided by operating activities	98,620	98,026

Cash flows from investing activities:
Capital expenditures	(81,804)	(85,666)
Capital expenditures with affiliates	(10)	(32)
Proceeds from sale of equipment, net of costs of disposal	(2)	22
Proceeds from sale of equipment with affiliates, net of costs of disposal	—	34
Net cash used in investing activities	(81,816)	(85,642)

Cash flows from financing activities:
Repayments of credit facility debt	(7,650)	(7,650)
Additions to deferred financing costs	—	(440)
Distribution to predecessor Bresnan members	—	(7,776)
Net cash used in financing activities	(7,650)	(15,866)

Net increase (decrease) in cash and cash equivalents	9,154	(3,482)
Cash and cash equivalents at beginning of year	22,516	25,998
Cash and cash equivalents at end of period	$31,670	$22,516

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC AND SUBSIDIARIES
(an indirect wholly-owned subsidiary of Cablevision Systems Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations

Bresnan Broadband Holdings, LLC and its subsidiaries (the "Company"), an indirect wholly-owned subsidiary of Cablevision Systems Corporation ("Cablevision"), owns and operates cable television systems serving customers located in Colorado, Wyoming, Montana, and Utah under nonexclusive franchises awarded by local governmental authorities for specified periods of time. Accordingly, the Company operates in a single industry segment. The Company's revenues are derived principally through monthly charges to subscribers of the Company's video, high-speed data and Voice over Internet Protocol ("VoIP") and commercial video, data and voice services operations.

In February 2013, Cablevision entered into a definitive agreement pursuant to which Charter Communications Operating, LLC will acquire the Company for $1,625,000 in cash, subject to certain adjustments (See Note 15).

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Additionally, even though the Company is not a reporting company under the Securities Exchange Act of 1934, the accompanying consolidated financial statements of the Company have been prepared in accordance with Regulation S-X of the Securities and Exchange Commission ("SEC") for annual financial information, except that the consolidated financial statements do not include a statement of operations, member's capital and cash flows for the year ended December 31, 2010, and related disclosures for such period.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 8 for a discussion of fair value estimates.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes video, high-speed data and voice services revenues as the services are provided to subscribers. Installation revenue for the Company's video, consumer high-speed data and VoIP services is recognized as installations are completed, as direct selling costs have exceeded this revenue in all periods reported. Advertising revenues are recognized when commercials are aired. Revenues derived from other sources are recognized when services are provided or events occur.

The Company has entered into agreements that obligate it to provide fiber-optic connectivity over future periods. Amounts received under these agreements are initially recorded as deferred revenue and then amortized over the term of the agreement in the Company's statements of operations.

Gross Versus Net Revenue Recognition

In the normal course of business, the Company is assessed non-income related taxes by governmental authorities, including franchising authorities, and collects such taxes from its customers. The Company's policy is that, in instances where the tax is being assessed directly on the Company, amounts paid to the governmental authorities and amounts received from the customers are recorded on a gross basis. That is, amounts paid to the governmental authorities are recorded as technical and operating expenses and amounts received from the customer are recorded as revenues. For the years ended December 31, 2012 and 2011, the amount of franchise fees included as a component of net revenue aggregated to $10,485 and $9,931, respectively.

Technical and Operating Expenses

Costs of revenue related to sales of services are classified as technical and operating expenses in the accompanying consolidated statements of operations.

Programming Costs

Cablevision has entered into agreements with certain third party providers on behalf of its subsidiaries, including the Company, for the majority of its programming, or the Company enters into stand alone agreements for certain programming. Programming expenses relate to fees paid to programming distributors to license the programming distributed to subscribers. This programming is acquired generally under multi-year distribution agreements, with rates usually based on the number of subscribers that receive the programming. There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the Company continues to carry and pay for these services until execution of definitive replacement agreements or renewals. The amount of programming expense recorded during this interim period is based on the Company's estimates of the ultimate contractual agreement expected to be reached, which is based on several factors, including previous contractual rates, customary rate increases and the current status of negotiations. Such estimates are adjusted as negotiations progress until new programming terms are finalized.

In addition, the Company, primarily through the programming agreements Cablevision has entered into, has received, or may receive, incentives from programming distributors for carriage of the distributors' programming. The Company generally recognizes these incentives as a reduction of programming costs in technical and operating expense, generally over the term of the programming agreement.

Advertising Expenses

Advertising costs are charged to expense when incurred and are recorded to selling, general and administrative expenses in the accompanying statements of operations. Advertising costs amounted to $12,878 and $13,896 for the years ended December 31, 2012 and 2011, respectively.

Share-Based Compensation

Cablevision charges the Company expenses related to its various employee stock plans. Cablevision records share-based compensation expense during the period based on the fair value of the portion of share-based payment awards that are ultimately expected to vest. For options and performance based option awards, Cablevision recognizes compensation expense based on the estimated grant date fair value using the Black-Scholes valuation model. For options not subject to performance based vesting conditions, Cablevision recognizes the compensation expense using a straight-line amortization method. For options subject to performance based vesting conditions, Cablevision recognizes compensation expense based on the probable outcome of the performance criteria and requisite service period for each tranche of awards subject to performance based vesting conditions. For restricted shares and restricted stock units, Cablevision recognizes compensation expense using a straight-line amortization method, based on the grant date price of CNYG Class A common stock over the vesting period. As the obligations related to stock option and restricted share awards under the Cablevision employee stock plans are satisfied by Cablevision, the allocation to the Company of its proportionate share of the related expenses is reflected as non-cash capital contributions in the accompanying statements of member's capital.

Comprehensive Income (Loss)

Comprehensive loss for the years ended December 31, 2012 and 2011 equals the net loss for the periods.

Income Taxes

The Company is included in the consolidated federal and state income tax returns of Cablevision. As such, the income tax benefit is based on the tax loss of the Company on a separate return basis reflecting the estimated applicable corporate tax rate determined on a stand-alone basis.

The Company's income tax benefit is based on the current period tax loss and changes in deferred tax assets and liabilities, including changes in the valuation allowance. Deferred tax assets are subject to an ongoing assessment of realizability. Deferred taxes have been measured using the estimated applicable corporate tax rate determined on a stand-alone basis.

Since there is no tax sharing agreement in place between the Company and Cablevision, allocable current income tax benefits for tax losses generated by the Company that are either utilized currently or carried forward by Cablevision have been reflected as non-cash deemed capital distributions from the Company to Cablevision. The non-cash deemed capital distributions for the years ended December 31, 2012 and 2011 were $32,247 and $55,278, respectively.

Cash and Cash Equivalents

The Company's cash investments are placed with money market funds and financial institutions that are investment grade as rated by Standard & Poor's and Moody's Investors Service. The Company selects money market funds that predominantly invest in marketable, direct obligations issued or guaranteed by the United States government or its agencies, commercial paper, fully collateralized repurchase agreements, certificates of deposit, and time deposits.

The Company considers the balance of its investment in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.

Accounts Receivable

The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectability of outstanding receivables and general factors such as historical collection experience, length of time individual receivables are past due, and the economic and competitive environment.

Long-Lived Assets and Amortizable Intangible Assets

Property, plant and equipment, including construction materials, are carried at cost, and include all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new product and subscriber installations. Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to leasehold improvements, amortized over the shorter of the lease term or the assets' useful lives and reported in depreciation and amortization in the consolidated statements of operations.

The Company capitalizes certain internal and external costs incurred to acquire or develop internal-use software. Capitalized software costs are amortized over the estimated useful life of the software and reported in depreciation and amortization.

Customer relationships, trademarks and other intangible assets (including Indefeasible Right to Use agreements for fiber-optic connectivity) established in connection with acquisitions that are finite-lived are amortized in a manner that reflects the pattern in which the projected net cash inflows to the Company are expected to occur, such as the sum of the years' digits method, or when such pattern does not exist, using the straight-line basis over their respective estimated useful lives.

The Company reviews its long-lived assets (property, plant and equipment, and intangible assets subject to amortization that arose from acquisitions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and the value of cable television franchises and FCC licenses acquired in purchase business combinations, which have indefinite useful lives, are not amortized. Rather, such assets are tested for impairment annually or upon the occurrence of a triggering event.

The following description of the Company's policy for assessing goodwill for possible impairment reflects the adoption in 2011 of Accounting Standards Update ("ASU") No. 2010-28, Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. Prior to 2011, the Company performed the quantitative two-step process further described below.

The Company assesses qualitative factors for its reporting units that carry goodwill. If the qualitative assessment results in a conclusion that it is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is performed for that reporting unit.

When the qualitative assessment is not used, or if the qualitative assessment is not conclusive and it is necessary to calculate the fair value of a reporting unit, then the impairment analysis for goodwill is performed at the reporting unit level using a two-step approach. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in a business combination.

The impairment test for indefinite-lived intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense using the effective interest method over the life of the related debt.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when the Company believes it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.

Concentrations of Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash is invested primarily in money market funds. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents. The Company's emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments. Management believes that no significant concentration of credit risk exists with respect to its cash and cash equivalents balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company did not have a single customer that represented 10% or more of its consolidated net revenues for the years ended December 31, 2012 and 2011, or 10% or more of its consolidated net trade accounts receivable at December 31, 2012 and 2011.

NOTE 3.    SUPPLEMENTAL CASH FLOW INFORMATION

During 2012 and 2011, the Company's non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2012	2011
Non-Cash Investing and Financing Activities:
Deemed capital distribution resulting from current income tax benefit	$32,247	$55,278
Property, plant and equipment accrued but unpaid	3,124	16,048
Capital contributions related to Cablevision equity classified share-based payment awards (of which $2 was capitalized in 2012)	2,232	1,110
Additions to other amortizable intangibles accrued but unpaid	64	—
Leasehold improvements paid by landlord	24	—

Supplemental Data:
Cash interest paid	61,927	49,928

NOTE 4.    PROPERTY, PLANT AND EQUIPMENT

Costs incurred in the construction of the Company's cable television system, including line extensions to, and upgrade of, the Company's hybrid fiber-coaxial infrastructure and headend facilities are capitalized. These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities. The internal costs that are capitalized consist of salaries and benefits of the Company's employees and the portion of facility costs, including rent, taxes, insurance and utilities, that support the construction activities. These costs are depreciated over the estimated life of the plant (10 to 25 years) and headend facilities (4 to 25 years). Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.

Costs incurred to connect businesses or residences that have not been previously connected to the infrastructure or digital platform are also capitalized. These costs include materials, subcontractor labor, internal labor to connect, provision and provide on-site and remote technical assistance and other related costs associated with the connection activities. In addition, on-site and remote technical assistance during the provisioning process for new digital product offerings are capitalized. The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity. New connections are amortized over the estimated useful lives of 5 years or 12 years for residence wiring and feeder cable to the home, respectively. The portion of departmental costs related to reconnection, programming service up-grade and down-grade, repair and maintenance, and disconnection activities are expensed as incurred.

The estimated useful lives assigned to property, plant and equipment are reviewed on an annual basis or more frequently if circumstances warrant and such lives are revised to the extent necessary due to changing facts and circumstances. Any changes in estimated useful lives are reflected prospectively.

Property, plant and equipment consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31,		Estimated
	2012	2011	Useful Lives

Customer equipment	$109,868	$95,126	3 to 5 years
Headends and related equipment	113,852	96,630	3 to 25 years
Central office equipment	13,194	11,614	3 to 10 years
Infrastructure	349,761	313,063	3 to 25 years
Equipment and software	20,391	18,395	3 to 6 years
Construction in progress (including materials and supplies)	9,135	23,137
Furniture and fixtures	5,181	4,891	3 to 8 years
Transportation equipment	13,680	10,650	3 to 10 years
Buildings and building improvements	17,680	16,787	7 to 36 years
Leasehold improvements	4,860	4,260	Term of lease
Land	9,322	9,145
	666,924	603,698
Less accumulated depreciation and amortization	(248,040)	(125,203)
	$418,884	$478,495

Depreciation and amortization expense for the years ended December 31, 2012 and 2011, related to property, plant, and equipment amounted to $124,347 and $119,978, respectively. The Company acquired approximately $3,124 and $16,048 of property, plant and equipment that was accrued but unpaid, at December 31, 2012 and 2011, respectively.

Included in property, plant and equipment, net in the accompanying balance sheets as of December 31, 2012 and 2011, is $452 and $532, respectively, representing a reserve established and recognized in depreciation expense, based upon the Company's historical experience, to provide for equipment at customer locations that may not be returned when the customer is disconnected from the cable service.

Certain property, plant and equipment with an aggregate cost of approximately $7,885 and a net book value of $4,260, was disposed of in 2012 for $66 in cash, resulting in a loss of approximately $4,194 and recognized in depreciation expense. Additionally, in 2012, $68 was paid for costs incurred primarily related to the removal of retired assets.

Certain property, plant, and equipment with an aggregate cost of approximately $678 and a net book value of $489, was disposed of in 2011 for $26 in cash, resulting in a loss of approximately $463 and recognized in depreciation expense. Additionally, in 2011, $4 was paid for costs incurred primarily related to the removal of retired assets.

During 2012, the Company acquired certain consumer premise and scalable infrastructure equipment from a subsidiary of Cablevision, which had a gross book value and a net book value of $2,125 and $10, respectively. Additionally, during 2011, a subsidiary of Cablevision transferred certain customer equipment, which had an original gross book value and a net book value of $695 and $0, respectively, to the Company. In addition, during 2011, the Company transferred certain equipment to a subsidiary of Cablevision, which had a net book value of $34. As these entities are under common control, no gain or loss has been recognized as a result of these transactions.

NOTE 5.    INTANGIBLE ASSETS

The following table summarizes information relating to the Company's acquired intangible assets at December 31, 2012 and 2011:

	December 31,		Estimated
	2012	2011	Useful Lives

Customer relationships	$211,350	$211,350	9 years
Less: Accumulated amortization	(81,434)	(44,088)
	$129,916	$167,262

Other amortizable intangibles	$1,984	$1,920	3 to 18 years
Less: Accumulated amortization	(596)	(295)
	$1,388	$1,625

Customer relationships, net of accumulated amortization	$129,916	$167,262
Other amortizable intangible assets, net of accumulated amortization	1,388	1,625
Indefinite-lived cable television franchises	508,380	508,380
Indefinite-lived FCC licenses	4,232	4,232
Goodwill	167,736	167,736

Total intangible assets, net	$811,652	$849,235

Amortization expense for the years ended December 31, 2012 and 2011 amounted to $37,647 and $42,324, respectively.

Estimated amortization expense
Year ending December 31, 2013	$32,967
Year ending December 31, 2014	28,034
Year ending December 31, 2015	23,338
Year ending December 31, 2016	18,641
Year ending December 31, 2017	13,944

There were no accumulated impairment losses related to goodwill as of December 31, 2012 and 2011.

NOTE 6.	OPERATING LEASES

The Company leases certain business offices and related facilities under terms of leases expiring at various dates through 2036. The leases generally provide for escalating rentals over the term of the lease plus certain real estate taxes and other costs or credits. Costs associated with such operating leases are recognized on a straight-line basis over the initial lease term. The difference between rent expense and rent paid is recorded as deferred rent.

In addition, the Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire.

Rent expense and pole rental expense for the years ended December 31, 2012 and 2011 are as follows:

	Years Ended December 31,
	2012	2011
Rent expense	$2,868	$2,494
Pole rental expense	1,135	1,281

The minimum future annual payments for all operating leases (with initial or remaining terms in excess of one year) during the next five years and thereafter, including pole rentals from January 1, 2013 through December 31, 2017, at rates now in force are as follows:

2013	$1,826
2014	2,235
2015	1,998
2016	1,900
2017	1,655
Thereafter	549

NOTE 7.	DEBT

Credit Facility

The Company has a $840,000 senior secured credit facility which is comprised of two components: a $765,000 term loan facility (of which $749,700 was outstanding at December 31, 2012) and a $75,000 revolving loan facility (collectively, the "Credit Agreement"). In December 2010, the full $765,000 amount of the term loan facility was drawn, net of an original issue discount of approximately $7,700. The revolving loan facility, which includes a $25,000 sublimit for the issuance of standby letters of credit and a $5,000 sublimit for swingline loans, was not drawn in connection with the transaction. Such revolving loan facility is expected to be available to provide for ongoing working capital requirements and for other general corporate purposes of the Company and its subsidiaries. At December 31, 2012, $300 of the revolving loan facility was restricted for certain letters of credit and $74,700 of the revolver was undrawn and available to be drawn, subject to covenant limitations.

Borrowings under the Credit Agreement bear interest at a floating rate, which at the option of the Company may be either 2.0% over a floating base rate or 3.0% over an adjusted LIBOR rate, subject to a LIBOR floor of 1.50%. The Credit Agreement requires the Company to pay a commitment fee of 0.75% in respect of the average daily unused commitments under the revolving credit facility. The Company is also required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the Credit Agreement. The interest rate on the $765,000 term loan facility was 4.5% at December 31, 2012.

All obligations under the Credit Agreement are guaranteed by each of the Company's existing and future direct and indirect domestic subsidiaries that are not designated as unrestricted subsidiaries in accordance with the Credit Agreement (the "Guarantors"). All obligations under the Credit Agreement, including the guarantees of those obligations, will be secured by certain assets of the Company and the Guarantors, including a pledge of the equity interests of the Company.

The Company may voluntarily prepay outstanding loans under the Credit Agreement at any time, in whole or in part, without premium or penalty (except for customary breakage costs with respect to Eurodollar loans, if applicable). If the Company makes a prepayment of term loans in connection with certain refinancing transactions, the Company must pay a prepayment premium of 1% of the amount of term loans prepaid.

With certain exceptions, the Company is required to make mandatory prepayments in certain circumstances, including (i) a specified percentage of excess cash flow depending on its cash flow ratio, (ii) from the net cash proceeds of certain sales of assets (subject to reinvestment rights), (iii) from casualty insurance and/or condemnation proceeds, and (iv) upon the incurrence of certain indebtedness.

The term loan facility requires remaining quarterly repayments of $1,913 through September 2017, and a final payment of approximately $713,363 upon maturity in December 2017. Any amounts outstanding under the revolving loan facility are due at maturity in December 2015. In connection with the Credit Agreement, the Company incurred deferred financing costs of $20,754, which are being amortized to interest expense over the term of the credit agreement.

The Credit Agreement contains customary affirmative and negative covenants and also requires the Company to comply with the following financial covenants: (i) a maximum ratio of total indebtedness to operating cash flow (as defined) of 6.75:1 decreasing periodically to 5.00:1 on March 31, 2014; (ii) a minimum ratio of operating cash flow (as defined) to interest expense of 2.25:1 increasing periodically to 2.75:1 on March 31, 2014, and (iii) minimum liquidity (as defined) of $25,000.

The Company was in compliance with all of its financial covenants under its credit agreement as of December 31, 2012.

Senior Notes

In December 2010, the Company issued $250,000 aggregate principal amount of 8% senior notes due December 15, 2018 (the "Notes"). The Notes are guaranteed by all of the Company's existing subsidiaries that are not designated as unrestricted subsidiaries and will be guaranteed by certain of the Company's future subsidiaries. At any time prior to December 15, 2013, the Company may redeem some or all of the Notes at a specified "make-whole" price plus accrued and unpaid interest to the redemption date. Beginning on or after December 15, 2013, the Company may redeem some or all of the Notes at a redemption price equal to 106% declining annually to 100% beginning on December 15, 2016. In connection with the issuance of the Notes, the Company incurred deferred financing costs of $5,781, which are being amortized to interest expense over the term of the Notes.

Summary of Five-Year Debt Maturities

Total amounts payable by the Company under its various debt obligations outstanding as of December 31, 2012, during the five years subsequent to December 31, 2012 are as follows:

Years Ending December 31,

2013	$7,650
2014	7,650
2015	7,650
2016	7,650
2017	719,100

NOTE 8.    FAIR VALUE MEASUREMENT

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I - Quoted prices for identical instruments in active markets.

•
Level II - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III - Instruments whose significant value drivers are unobservable.

The following table presents for each of these hierarchy levels, the Company's financial assets that are measured at fair value on a recurring basis at December 31, 2012 and 2011:

	Level I	Level II	Level III	Total

Assets:
Money market funds: December 31, 2012	$22,362	$—	$—	$22,362
December 31, 2011	$18,677	$—	$—	$18,677

The Company's cash equivalents are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

In addition, the Company did not have any impairments related to nonfinancial assets not measured at fair value on a recurring basis.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate:

Credit Facility Debt and Senior Notes

The fair values of each of the Company's debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

The carrying values, estimated fair values and classification under the fair value hierarchy of the Company's financial instruments at December 31, 2012 and 2011 are summarized as follows:

		December 31, 2012
	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Debt instruments:
Credit facility debt(a)	Level II	$744,105	$752,699
Senior notes	Level II	250,000	270,000
		$994,105	$1,022,699
__________

(a)	The carrying amount of the credit facility debt is net of an original issue discount of $5,595 at December 31, 2012.

	December 31, 2011
	Carrying Amount	Estimated Fair Value
Debt instruments:
Credit facility debt(a)	$750,734	$749,777
Senior notes	250,000	260,000
	$1,000,734	$1,009,777
__________

(a)	The carrying amount of the credit facility debt is net of an original issue discount of $6,616 at December 31, 2011.

Fair value estimates related to the Company's debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 9.	INCOME TAXES

The Company is a single-member limited liability company, indirectly wholly-owned by Cablevision, a taxable corporation. As such, the Company is treated as a division of Cablevision and is included in the consolidated income tax returns of Cablevision for federal and state income tax purposes. Accordingly, the income tax provision is determined on a stand-alone basis as if the Company filed separate income tax returns.

Income tax benefit of the Company for the years ended December 31, 2012 and 2011 consists of the following components:

	Years Ended December 31,
	2012	2011
Current benefit:
Federal	$(28,321)	$(48,463)
State	(3,926)	(6,815)
	(32,247)	(55,278)
Deferred expense:
Federal	11,452	23,131
State	1,500	3,242
	12,952	26,373
Income tax benefit	$(19,295)	$(28,905)

The income tax benefit of the Company for the years ended December 31, 2012 and 2011 differs from the amount derived by applying the statutory federal rate to the pretax loss due principally to the effect of the following items:

	Years Ended December 31,
	2012	2011

Federal tax benefit at statutory rate	$(20,400)	$(27,481)
State income taxes, net of federal benefit	(1,798)	(2,396)
Changes in the valuation allowance	2,788	892
Nondeductible expenses	105	57
Other	10	23
Income tax benefit	$(19,295)	$(28,905)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 2012 and 2011 are as follows:

	December 31,
	2012	2011
Deferred Tax Asset (Liability)
Current
Allowance for doubtful accounts	$160	$240
Compensation and benefit plans	543	376
Deferred revenue	1,997	—
Deferred tax asset	2,700	616
Valuation allowance	(1,640)	(616)
Net deferred tax asset, current	1,060	—
Prepaid expenses	(1,060)	—
Deferred tax liability, current	(1,060)	—
Net deferred tax asset, current	—	—

Noncurrent
Compensation and benefit plans	977	276
Deferred revenue	1,063	—
Deferred tax asset	2,040	276
Valuation allowance	(2,040)	(276)
Net deferred tax asset, noncurrent	—	—
Fixed assets and intangible assets	(68,426)	(55,474)
Deferred tax liability, noncurrent	(68,426)	(55,474)
Net deferred tax liability, noncurrent	(68,426)	(55,474)
Total net deferred tax liability	$(68,426)	$(55,474)

The increase in the deferred tax liability from December 31, 2011 to December 31, 2012 is primarily attributable to the estimated impact of additional first-year bonus depreciation deductions for certain capital expenditures and amortization of intangible assets.

Deferred tax assets have resulted from the Company's future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company's ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the realization of its future deductible temporary differences. Management evaluates the realizability of the deferred tax assets and the need for valuation allowances on a quarterly basis. As of December 31, 2012, based on current facts and circumstances, management believes that it is more likely than not that the Company will not realize the benefit associated with its gross deferred tax assets.

The Company has not recorded any liabilities for uncertain tax positions. The Company's policy is to reflect interest and penalties associated with uncertain tax positions as a component of income tax expense. Changes in the liabilities for uncertain tax positions, if any, will be recognized in the interim period in which the positions are effectively settled or there is a change in factual circumstances.

NOTE 10.	AFFILIATE TRANSACTIONS

The Company receives services from subsidiaries of Cablevision. As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services have not necessarily been based upon arm's length negotiations. It is not practicable to determine whether the amounts charged for such services represent amounts that it might have incurred on a stand-alone basis.

A subsidiary of Cablevision has entered into agreements with certain third party providers of cable television programming on behalf of Cablevision and its subsidiaries, including the Company. Such agreements generally provide for payment based upon either a monthly fee per subscriber per channel or a percentage of certain subscriber revenues. The Company is charged or the Company directly pays for programming services received under these agreements. Such charges are included in technical and operating expenses in the accompanying consolidated statements of operations and were $104,711 and $99,089 for the years ended December 31, 2012 and 2011, respectively.

Affiliates of Cablevision are engaged in providing cable television programming and other services to the cable television industry. For the years ended December 31, 2012 and 2011, the Company was charged approximately $1,844 and $1,437, respectively, by these affiliates for such services. Such amounts are included in technical and operating expenses in the accompanying consolidated statements of operations.

Additionally, in 2012, the Company charged $323 of costs to a subsidiary of Cablevision for Superstorm Sandy remediation support. These charges were recognized as a reduction of technical and operating expenses.

General and administrative costs, including costs of maintaining corporate headquarters and common support functions (such as human resources, legal, finance, accounting, tax, audit, treasury, strategy planning, information technology, and insurance, etc.) have been allocated by Cablevision to the Company. Such charges are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations and were $6,454 and $6,146 for the years ended December 31, 2012 and 2011, respectively.

A subsidiary of Cablevision allocated costs for common support functions (such as billing and collections, customer service, sales and telemarketing, and administration, etc.) to the Company. Such charges are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations and were $1,779 and $148 for the years ended December 31, 2012 and 2011, respectively.

Cablevision charges to the Company its proportionate share of expenses or benefits related to Cablevision's employee share-based and long-term incentive plans. For the years ended December 31, 2012 and 2011, the Company recorded expenses of $2,230 and $1,110, respectively, for its proportionate share of Cablevision's share-based compensation expense and $386 and $395, respectively, related to Cablevision's long-term incentive plans. Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Share-based compensation expense allocated to the Company is reflected as capital contributions from Cablevision in the consolidated financial statements. Liabilities related to Cablevision's long-term incentive plans are funded by the Company and aggregate liabilities of $440 and $247 related to these plans are included in accrued employee related costs and other liabilities in the Company's consolidated balance sheets at December 31, 2012 and 2011, respectively. These liabilities include certain Cablevision annual performance based awards for which the performance criteria had not been met as of December 31, 2012 as such awards are based on achievement of certain performance criteria through December 31, 2014. The Company has accrued an amount that Cablevision currently believes will ultimately be paid based upon the performance criteria established for these performance based awards. If it is subsequently determined by Cablevision that the performance criteria for such awards is not probable of being achieved, the Company would reverse the accrual in respect of such award at that time.

Starting in May 2011, the Company began utilizing certain components of Cablevision's switching facilities to provide VoIP services to new or migrated customers. Cablevision does not charge a fee for the use of the facilities.

During 2012, the Company received certain customer premise and scalable infrastructure equipment from a subsidiary of Cablevision, which had a gross book value and a net book value of $2,125 and $10, respectively.

During 2011, a subsidiary of Cablevision transferred certain consumer premise equipment, which had a gross book value and a net book value of $695 and $0, respectively, to the Company. In addition, the Company received certain support equipment from a subsidiary of Cablevision, which had a gross and a net book value of $32. Also, the Company transferred certain equipment to a subsidiary of Cablevision, which had a gross and net book value of $46 and $34, respectively.

NOTE 11.	BENEFIT PLANS

The Company sponsors a 401(k) savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. Employee contributions are matched up to certain limits.

Matching contributions made by the Company for the year ended December 31, 2012 and 2011 amounted to $1,279 and $1,212, respectively.

NOTE 12.	COMMITMENTS AND CONTINGENCIES

Commitments

Future cash payments and commitments required under arrangements pursuant to contracts entered into by the Company in the normal course of business as of December 31, 2012 are as follows:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years
Off balance sheet arrangements:
Purchase obligations(a)	$526,506	$137,398	$218,218	$154,338	$16,552
Letters of credit(b)	300	—	300	—	—
Total	$526,806	$137,398	$218,518	$154,338	$16,552

______________

(a)
Purchase obligations primarily include contractual commitments with various programming vendors to provide video services to the Company's subscribers and minimum purchase obligations to purchase goods or services. Future fees payable under contracts with programming vendors are based on numerous factors, including the number of subscribers receiving the programming. Amounts reflected above related to programming agreements are based on the number of subscribers receiving the programming as of December 2012 multiplied by the per subscriber rates or the stated annual fee, as applicable, contained in the executed agreements in effect as of December 31, 2012.

(b)
Consists primarily of letters of credit obtained by the Company in favor of certain governmental authorities. Amounts due by period for this off balance sheet arrangement represent the year in which the commitment expires.

Legal Matters

Montana Property Tax Matter

The Montana Department of Revenue ("MT DOR") generally assesses property taxes on cable companies at 3% and on telephone companies at 6%. Historically, the Company's cable and telephone businesses have been taxed separately by the MT DOR. In 2010, the MT DOR assessed the Company as a single telephone business and retroactively assessed it as such for 2007 through 2009. The Company filed a declaratory judgment action against the MT DOR in Montana State Court challenging its property tax classifications for 2007 through 2010. Under Montana law, a taxpayer must first pay a current assessment of disputed property tax in order to challenge such assessment. In accordance with that law, the Company paid the disputed 2010 property tax assessment of $5,384 under protest, which the Company expensed when the payments were made. In the fourth quarter of 2011, the Company paid and expensed the first half of the 2011 protest assessment of $5,456 and in the second quarter of 2012, the Company paid and expensed the second half of the 2011 protest assessment of $5,456, which is included in technical and operating expense. No provision for additional tax for 2007 through 2009, which could be up to approximately $15,000, including interest, has been made. On September 26, 2011, the Court granted the Company's summary judgment motion seeking to vacate the MT DOR's retroactive tax assessments for the years 2007, 2008, and 2009. The MT DOR's assessment for 2010 was the subject of a trial which took place the week of October 24, 2011, in Billings, Montana. On July 6, 2012, the Court entered judgment in favor of the Company, ruling that the MT DOR's 2010 assessment was invalid and contrary to law, vacating the 2010 assessment, and directing that the MT DOR refund the amounts paid by the Company under protest, plus interest and certain costs. The MT DOR filed a notice of appeal to the Montana Supreme Court on September 20, 2012 and filed its opening brief on January 15, 2013. The Company's response is due March 15, 2013. The judgment is not final until it is affirmed on appeal. Pending entry of a final judgment, the MT DOR continues to hold the Company's protest payments for 2010 ($5,384) and 2011 ($10,912) in escrow and continues to assess the Company as a single telephone business for 2012. The Company continues to make additional protest payments until a final judgment is entered and applied to subsequent assessments. The first half of the 2012 protest assessment of $4,607 was paid on November 30, 2012; the second half is due May 31, 2013.

Other Matters

Mortensen, et al. v. Bresnan Communications: On February 16, 2010, a purported class action was filed against Bresnan Communications, LLC ("BCL"), a wholly-owned subsidiary of the Company, in the U.S. District Court for the District of Montana. The allegations arise out of a limited online trial of a software system designed by a third party advertising network, NebuAd, for delivery of advertisements to computer users while they are navigating the Internet. The trial of the NebuAd technology involved approximately 6,000 customers and ran from April 1, 2008 to June 26, 2008. The plaintiffs allege that as a result of this trial their electronic communications were intercepted and used in violation of federal and state electronic privacy laws. BCL filed a motion to dismiss and a motion to compel arbitration. In December 2010, the Court granted in part and denied in part BCL's motion to dismiss, dismissing the federal Wiretap Act and state invasion of privacy claims, while declining to dismiss, as a matter of law, claims made under the federal Computer Fraud and Abuse Act and state trespass to chattels law. In January 2011, BCL answered these two remaining counts of the complaint. In November 2010, the Court denied BCL's motion to compel arbitration. BCL filed a motion for reconsideration which the Court denied in September 2011. In October 2011, BCL appealed this ruling to the Ninth Circuit. Pending consideration of the appeal by the Ninth Circuit, the District Court has no authority to proceed with the case. BCL intends to vigorously defend its position in this action, and based on the Company's assessment of this contingency, no provision has been made for this matter in the accompanying consolidated financial statements.

In addition to the matters discussed above, the Company is party to various lawsuits, some involving claims for substantial damages. Although the outcome of these other matters cannot be predicted and the impact of the final resolution of these other matters on the Company's results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these other lawsuits will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

NOTE 13.	INTERIM FINANCIAL INFORMATION (Unaudited)

The following is a summary of the Company's selected quarterly financial data for the years ended December 31, 2012 and 2011:

	Quarter Ended
2012:	March 31,	June 30,	September 30,	December 31,	Total

Revenues, net	$123,532	$125,336	$128,484	$131,360	$508,712
Operating expenses	(123,050)	(129,254)	(124,203)	(130,894)	(507,401)
Operating income (loss)	$482	$(3,918)	$4,281	$466	$1,311

Net loss	$(8,999)	$(12,020)	$(8,561)	$(9,411)	$(38,991)

	Quarter Ended
2011:	March 31,	June 30,	September 30,	December 31,	Total

Revenues, net	$114,917	$117,057	$117,588	$122,093	$471,655
Operating expenses	(113,590)	(120,171)	(125,420)	(131,253)	(490,434)
Operating income (loss)	$1,327	$(3,114)	$(7,832)	$(9,160)	$(18,779)

Net loss	$(8,347)	$(11,211)	$(15,459)	$(14,596)	$(49,613)

NOTE 14.	VALUATION AND QUALIFYING ACCOUNTS

The following table summarizes the activities in the Company's allowance for doubtful accounts for the years ended December 31, 2012 and 2011:

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/Write-Offs and Other Charges	Balance at End of Period
Year ended December 31, 2012
Allowance for doubtful accounts	$632	$4,145	$(4,355)	$422

Year ended December 31, 2011
Allowance for doubtful accounts	$155	$3,660	$(3,183)	$632

NOTE 15.	SUBSEQUENT EVENTS

In February 2013, Cablevision entered into a purchase agreement pursuant to which Charter Communications Operating, LLC will acquire the Company for $1,625,000 in cash, subject to certain adjustments, including a reduction for certain funded indebtedness of the Company. The closing of the transactions contemplated by the purchase agreement is subject to customary closing conditions, including the expiration or early termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of FCC approvals, franchise approvals covering not less than 80% of the Company's video customers as of the date of the purchase agreement and certain state telecommunication authorizations. The closing of the transactions contemplated by the purchase agreement is expected to occur during the third quarter of 2013. However, there can be no assurances that the conditions to closing set forth in the purchase agreement will be satisfied or waived or that the closing will occur at all. The purchase agreement does not provide any post-closing recourse against Cablevision or its subsidiaries.

The Company has evaluated events subsequent to the balance sheet date through February 28, 2013, the date the Company's consolidated financial statements for the year ended December 31, 2012 were available to be issued. Other than the event discussed above, there have not been any other material events that have occurred that would require adjustment to or disclosure in the Company's consolidated financial statements.